As filed with the Securities and Exchange Commission on January 6, 2009

Registration No. 333-139658
Registration No. 333-123633
Registration No. 333-47338

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-139658

POST-EFFECTIVE AMENDMENT NO. 2 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-123633

POST-EFFECTIVE AMENDMENT NO. 3 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-47338

UNDER THE SECURITIES ACT OF 1933

SPACEDEV, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or jurisdiction of incorporation or organization)	84-1374613 (I.R.S. Employer Identification No.)

13855 Stowe Drive
Poway, California  92064
(858) 375-2000
(Address and Telephone number of Principal Executive Offices)

2004 Equity Incentive Plan
Stock Option Plan of 1999
Employee Stock Purchase Plan of 1999
(Full Title of Plans)

Richard B. Slansky
Chief Financial Officer
SpaceDev, Inc.
13855 Stowe Drive
Poway, California 92064
(858) 375-2000
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Scott A. Berdan, Esq.
Holland & Hart LLP
1800 Broadway, Suite 300
Boulder, Colorado 80302
(303) 473-2700

Indicate by check mark whether registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer	☐	Accelerated Filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment of SpaceDev, Inc., a Delaware corporation (the "Company"), amends (i) Registration Statement No. 333-139658 on form S-8, filed with the Securities and Exchange Commission (the “Commission”) on December 26, 2006 and as amended to date, (ii) Registration Statement No. 333-123633 on form S-8, filed with the Commission on March 29, 2005 and as amended to date, and (iii) Registration No. 333-47338 on Form S-8, filed with the Commission on October 5, 2000 and as amended to date (collectively, the "Registration Statements").  The Registration Statements registered: (i) 5,000,000 of the Company's stock options and common stock, issued pursuant to the 2004 Equity Incentive Plan (the “2004 Plan”), (ii) 5,000,000 shares of the Company’s stock options and common stock, pursuant to the 2004 Plan, and (iii) 5,184,609 of the Company’s stock options and common stock, issued pursuant to the Stock Option Plan of 1999 and the Employee Stock Purchase Plan of 1999 (the “1999 Plans” and together with the 2004 Plan, the “SpaceDev Plans”).

On October 20, 2008, the Company entered into the Agreement and Plan of Merger with Sierra Nevada Corporation and its wholly-owned subsidiary pursuant to which all of the Company’s common stock has been acquired for cash and the Company became a wholly-owned subsidiary of Sierra Nevada Corporation (the “Merger”).  The closing of the Merger was consummated on December 16, 2008.  As a result of the Merger, the offerings pursuant to the SpaceDev Plans and the Registration Statements have been terminated. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold each Registration Statement, the Company hereby removes from registration the securities of the Company registered but unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Poway, State of California on January 6, 2009.

SPACEDEV, INC.

By:	/s/ Richard B. Slansky Richard B. Slansky Chief Financial Officer